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EXHIBIT 21.1


              LIST OF SUBSIDIARIES

      Humphrey Hospitality Trust, Inc. owns 100% of the voting securities of the corporations listed below.

    Subsidiary                             Jurisdiction of Incorporation
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    Humphrey Hospitality REIT Trust             Maryland
    E&P REIT Trust                              Maryland


      The following are partnerships in which Humphrey Hospitality Trust, Inc. has partnership interests:


Name                                             State of Formation  Partnership Interest
-----------------------------------------------------------------------------------------
     Humphrey Hospitality Limited Partnership         Maryland                         90%
     E&P Financing Limited Partnership                Maryland                        100%
     Solomons Beacon Inn Limited Partnership          Maryland                        100%